Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS RECORD OPERATING RESULTS

FOR THE 2022 FOURTH QUARTER AND FULL YEAR

OKLAHOMA CITY, Oklahoma…February 22, 2023…LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the fourth quarter ended December 31, 2022.

Fourth Quarter 2022 Highlights

•
Net sales of $234 million compared to $190 million in the fourth quarter of 2021
•
Adjusted EBITDA(1) of $105 million compared to $90 million in the fourth quarter of 2021
•
Adjusted EPS(1) of $0.90 compared to $0.72 in the fourth quarter of 2021
•
Cash Flow from Operations of $86 million and Capital Expenditures of $13 million
•
Repurchased approximately 5.6 million shares during the fourth quarter

Full Year 2022 Highlights

•
Net sales of $902 million compared to $556 million in the full year 2021
•
Adjusted EBITDA(1) of $415 million compared to $191 million in the full year 2021
•
Adjusted EPS(1) of $3.09 compared to $0.85 in the full year 2021
•
Cash Flow from Operations of $346 million and Capital Expenditures of $46 million
•
Total liquidity of approximately $460 million as of December 31, 2022
•
Successfully completed major turnarounds at two facilities
•
Completed $175 million stock repurchase program of approximately 13.2 million shares during the full year 2022 at an average price of approximately $13 per share leaving shares outstanding as of December 31, 2022 of 76.3 million

“Our fourth quarter capped off the most profitable year in our company's history," stated Mark Behrman, LSB’s President and CEO. “Our strategic commercial initiatives, optimizing our sales mix to maximize margins, combined with favorable positioning across our end markets, enabled us to capitalize on the robust pricing environment as evidenced by our selling prices in the fourth quarter. As a result, we delivered strong top and bottom-line growth for the quarter and full year. Additionally, we generated significant cash flow and further enhanced our liquidity and net leverage position, providing greater financial flexibility to pursue our multi-year growth plan.”

“LSB's transformation continued in 2022. In addition to $175 million in accretive share repurchases, we executed two secondary offerings for our largest shareholder, which allowed us to broaden our shareholder base, create more liquidity in our common stock and increase our profile with the investment community. We continued to invest significantly in our manufacturing assets, completing major turnarounds at both our El Dorado and Pryor facilities and have already seen the benefits from those investments. Lastly, with respect to our sustainability efforts, we launched our clean energy strategy, announcing a low carbon 'blue' ammonia project at our El Dorado facility and a zero carbon 'green' ammonia project at our Pryor facility."

(1)
This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

Mr. Behrman continued, "We are excited about our opportunities in the coming year. While moderating from 2022 peak levels, selling prices for our products remain above historical averages and we expect to see an increase in corn and wheat acres planted this spring. As such, we expect another year of strong profitability and cash flow. We expect to make additional investments in our facilities as we progress towards our zero-safety incident and 95% on-stream rate goals and will continue to review using our cash to either reduce our debt or to repurchase additional stock. We also expect to formalize and announce plans to commence debottlenecking projects at one or more of our facilities, increasing our production capacity and enhancing margins in the coming years. Finally, we anticipate taking meaningful steps in our blue and green ammonia projects that will move us closer to our CO2 emission reduction goals, while at the same time, providing us with incremental profitability."

Mr. Behrman concluded, "We are highly enthusiastic about both our near-term and multi-year prospects for driving shareholder value through a variety of company-specific initiatives that are largely independent of commodity market pricing trends."

Fourth Quarter Results Overview

	Three Months Ended December 31,
Product (Gross Sales in $000's)	2022	2021	% Change
AN & Nitric Acid	$81,576	$74,725	9%
Urea ammonium nitrate (UAN)	55,449	50,269	10%
Ammonia	83,144	53,146	56%
Other	13,485	12,088	12%
	$233,654	$190,228	23%

Comparison of 2022 to 2021 quarterly periods:

•
Net sales increased during the quarter driven by stronger pricing for all of our products. The benefit of stronger pricing was partially offset by lower sales volumes related to the turnaround at our Pryor facility and the impact of extremely cold weather that caused the Cherokee facility to shut down during the final week of the quarter.
•
The year-over-year improvement in operating income and adjusted EBITDA primarily resulted from higher selling prices, partially offset by higher natural gas feedstock prices and lower sales volumes.

The following tables provide key sales metrics for our products:

	Three Months Ended December 31,
Key Product Volumes (short tons sold)	2022	2021	% Change
AN & Nitric Acid	157,104	181,467	(13)%
Urea ammonium nitrate (UAN)	102,912	126,476	(19)%
Ammonia	84,100	74,801	12%
	344,116	382,744	(10)%

Average Selling Prices (price per short ton) (A)
AN & Nitric Acid	$464	$354	31%
Urea ammonium nitrate (UAN)	$522	$382	37%
Ammonia	$978	$701	40%

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

	Three Months Ended December 31,
	2022	2021	% Change
Average Benchmark Prices (price per ton)
Tampa Ammonia (MT) Benchmark	$1,116	$851	31%
NOLA UAN	$533	$530	1%

Input Costs
Average natural gas cost/MMBtu	$6.95	$4.42	57%

Financial Position and Capital Expenditures

As of December 31, 2022, our total liquidity was approximately $460 million, including $394 million in cash and short-term investments and approximately $64 million of availability under our Working Capital Revolver. Total long-term debt, including the $10 million current portion, was $712 million on December 31, 2022 compared to $528 million on December 31, 2021.

Interest expense for the fourth quarter of 2022 was $12 million, in-line with the fourth quarter of 2021.

During the fourth quarter we repurchased approximately 5.6 million shares of the Company’s stock at an average price of approximately $13 per share. Shares were repurchased under the Company's stock repurchase plan which was approved by our Board of Directors in May 2022 at $50 million, expanded by the Board to $100 million in August 2022 and to $175 million in October 2022. We completed the full amount of the repurchase plan over the course of 2022.

Capital expenditures were approximately $13 million for the fourth quarter of 2022. For the full year 2023, total capital expenditures are expected to be between $60 million to $80 million which includes maintenance and margin enhancement investments.

Market Outlook

Nitrogen fertilizer prices moderated in recent months, largely reflecting a decline in European production costs coupled with the seasonal pause in demand that typically precedes the start of the spring planting season. Despite these factors, nitrogen pricing remains significantly above 10-year averages and appears likely to remain above these averages for 2023 due to the following:

U.S. corn stock/use ratios are at their lowest levels in a decade. Key factors include the impact on global corn supplies of dry conditions in South America, the Western U.S. and parts of Europe during 2022. As a result, corn prices remain near 10-year highs suggesting that farmers will likely be incentivized to plant additional acres and maximize yield through the coming planting season in order to capitalize on the favorable economics. Subject to supportive weather we expect this to translate into strong demand and above historic average pricing for nitrogen fertilizers in the coming planting season.

Additionally, natural gas prices in Europe have dropped in recent months due to a reduction in demand primarily related to warmer than expected temperatures throughout the continent this winter and a reduction in industrial production. The drop in feedstock costs has enabled numerous European ammonia facilities to resume operations. Despite lower gas costs, natural gas costs in Europe remain significantly higher than those in the U.S. and European operators remain the marginal producers, with production costs substantially higher than those in the U.S.

With respect to industrial markets, demand remains generally stable with domestic end-use markets continuing to be stronger than those in Europe and Asia. Inflation and other economic pressures are impacting some parts of the chemical manufacturing industry, while mining activity remains strong. Additionally, recent announcements from automotive manufacturers and suppliers indicate that some degree of improvement in auto production could unfold during 2023, which would be beneficial to demand for nitric acid.

Sales Volume Outlook

Estimated sales volumes for the full year 2023 are as follows:

Products	Full Year 2023 Sales*(tons)	Full Year Actual 2022 Sales (tons)
AN & Nitric Acid	590,000 – 610,000	589,000
Urea Ammonium Nitrate (UAN)	530,000 – 550,000	449,000
Ammonia	330,000 – 350,000	276,000

*2023 sales volumes forecast reflects no planned turnarounds as compared to turnarounds at the El Dorado and Pryor facilities during 2022.

Conference Call

LSB’s management will host a conference call covering the fourth quarter results on Thursday, February 23, 2023 at 10:00 am ET / 9:00 am CT to discuss these results and recent corporate developments. Participating in the call will be President & Chief Executive Officer, Mark Behrman and Executive Vice President & Chief Financial Officer, Cheryl Maguire. Interested parties may participate in the call by dialing (877) 407-6176 / (201) 689-8451. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers primarily throughout the United States. Committed to improving the world by setting goals that will reduce our environmental impact on the planet and improve the quality of life for all of its people, the Company is well positioned to play a key role in the reduction of global carbon emissions through its planned carbon capture and sequestration, and zero carbon ammonia strategies. Additional information about LSB can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including the effects of the COVID-19 pandemic and anticipated performance based on our growth and other strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or actual achievements to differ materially from the results, level of activity, performance or anticipated achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, business and market disruptions related to the COVID-19 pandemic, market conditions and price volatility for our products and feedstocks, as well as global and regional economic downturns, including as a result of the COVID-19 pandemic, that adversely affect the demand for our end-use products; disruptions in production at our manufacturing facilities and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC).

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

See Accompanying Tables

Company Contact: Cheryl Maguire, Executive Vice President & CFO (405) 510-3524 Fred Buonocore, CFA, Vice President of Investor Relations (405) 510-3550 fbuonocore@lsbindustries.com

LSB Industries, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(In Thousands, Except Per Share Amounts)
Net sales	$233,654	$190,228	$901,711	$556,239
Cost of sales	141,070	111,764	553,344	417,260
Gross profit	92,584	78,464	348,367	138,979

Selling, general and administrative expense	9,717	9,090	39,428	38,028
Other expense (income), net	184	(314)	561	(97)
Operating income	82,683	69,688	308,378	101,048

Interest expense, net	12,372	11,760	46,827	49,378
Net loss on extinguishments of debt	—	20,259	113	10,259
Non-operating other expense (income), net	(2,456)	(44)	(8,083)	2,422
Income before benefit for income taxes	72,767	37,713	269,521	38,989
Provision (benefit) for income taxes	6,897	(4,369)	39,174	(4,556)
Net income	65,870	42,082	230,347	43,545

Dividends on convertible preferred stocks	—	73	—	298
Dividends on Series E redeemable preferred stock	—	—	—	29,914
Accretion of Series E redeemable preferred stock	—	—	—	1,523
Deemed dividend on Series E and Series F redeemable preferred stocks	—	—	—	231,812
Net income (loss) attributable to common stockholders	$65,870	$42,009	$230,347	$(220,002)

Basic:
Net income (loss)	$0.84	$0.49	$2.72	$(4.40)

Diluted:
Net income (loss)	$0.83	$0.47	$2.68	$(4.40)

Adjusted Net Income and Adjusted EPS(1)
Adjusted net income attributable to common stockholders, excluding Exchange Transaction	$65,870	$42,009	$230,347	$43,247
Other adjustments	5,698	23,005	35,706	32,721
Adjusted net income attributable to common stockholders, excluding Exchange Transaction and other adjustments	$71,568	$65,014	$266,053	$75,968

Adjusted net income per common share, excluding Exchange Transaction and other adjustments	$0.90	$0.72	$3.09	$0.85
(1)
This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

LSB Industries, Inc.

Consolidated Balance Sheets

(Information at December 31, 2022 is unaudited)

	December 31,
	2022	2021
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$63,769	$82,144
Short-term investments	330,553	—
Accounts receivable	75,494	86,902
Allowance for doubtful accounts	(699)	(474)
Accounts receivable, net	74,795	86,428
Inventories:
Finished goods	28,893	14,688
Raw materials	1,990	1,895
Total inventories	30,883	16,583
Supplies, prepaid items and other:
Prepaid insurance	17,429	14,244
Precious metals	13,323	14,945
Supplies	27,501	26,558
Other	8,346	2,234
Total supplies, prepaid items and other	66,599	57,981
Total current assets	566,599	243,136

Property, plant and equipment, net	848,661	858,480

Other assets:
Operating lease assets	22,682	27,317
Intangible and other assets, net	1,877	3,907
	24,559	31,224
	$1,439,819	$1,132,840

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

(Information at December 31, 2022 is unaudited)

	December 31,
	2022	2021
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$78,182	$49,458
Short-term financing	16,134	12,716
Accrued and other liabilities	38,470	33,301
Current portion of long-term debt	9,522	9,454
Total current liabilities	142,308	104,929

Long-term debt, net	702,733	518,190

Noncurrent operating lease liabilities	14,896	19,568

Other noncurrent accrued and other liabilities	522	3,030

Deferred income taxes	63,487	26,633

Commitments and contingencies

Stockholders' equity:
Common stock, $.10 par value; 150 million shares authorized, 91.2 million shares issued	9,117	9,117
Capital in excess of par value	497,179	493,161
Retained earnings (accumulated deficit)	199,092	(31,255)
	705,388	471,023
Less treasury stock, at cost:
Common stock, 14.9 million shares (1.4 million shares at December 31, 2021)	189,515	10,533
Total stockholders' equity	515,873	460,490
	$1,439,819	$1,132,840

Non-GAAP Reconciliations

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, less gain on extinguishment of debt, plus depreciation and amortization (D&A) (which includes D&A of property, plant and equipment and amortization of intangible and other assets), plus provision (benefit) for income taxes. Adjusted EBITDA is reported to show the impact of non-cash stock-based compensation, one time/non-cash or non-operating items-such as, one-time income or fees, loss (gain) on sale of a business and/or other property and equipment, certain fair market value (FMV) adjustments, and consulting costs associated with reliability and purchasing initiatives (Initiatives). We historically have performed turnaround activities on an annual basis; however, we have moved towards extending turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred. Given these turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year.

We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. In addition, we believe that certain investors consider adjusted EBITDA as more meaningful to further assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items.

EBITDA and adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the periods indicated. Adjusted EBITDA margin is calculated by taking adjusted EBITDA divided by Net Sales.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share have been adjusted for the impact of the closing of the Exchange Transaction on September 27, 2021 as well as the one time/non-cash or non-operating items referred to in the above section relating to Adjusted EBITDA.

LSB Industries, Inc.

Non-GAAP Reconciliations (continued)

LSB Consolidated ($ In Thousands)	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income	$65,870	$42,082	$230,347	$43,545
Plus:
Interest expense, net	9,908	11,760	41,407	49,378
Net loss on extinguishments of debt	-	20,259	113	10,259
Depreciation and amortization	17,117	17,619	68,019	69,943
Provision (benefit) for income taxes	6,897	(4,369)	39,174	(4,556)
EBITDA	$99,792	$87,351	$379,060	$168,569

Stock-based compensation	936	1,187	4,025	5,516
Change of Control	-	-	-	3,223
Noncash (gain) on natural gas contracts	-	-	-	(1,205)
Legal fees (Leidos)	200	296	1,114	1,894
Loss on disposal of assets	391	133	1,219	823
Fair market value adjustment on preferred stock embedded derivatives	-	-	-	2,258
Turnaround costs	4,171	1,130	29,235	9,953
Adjusted EBITDA	$105,490	$90,097	$414,653	$191,031

LSB Industries, Inc.

Non-GAAP Reconciliations (continued)

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Numerator:
Net income (loss) attributable to common stockholders	$65,870	$42,009	$230,347	$(220,002)
Adjustments for Exchange Transaction:
Dividend requirements on Series E Redeemable Preferred	-	-	-	29,914
Deemed dividend on Series E and Series F Redeemable Preferred	-	-	-	231,812
Accretion of Series E Redeemable Preferred	-	-	-	1,523
Adjusted net income attributable to common stockholders, excluding Exchange Transaction	65,870	42,009	230,347	43,247
Other Adjustments:
Stock-based compensation	936	1,187	4,025	5,516
Change of control	-	-	-	3,223
Noncash gain on natural gas contracts	-	-	-	(1,205)
Legal fees (Leidos)	200	296	1,114	1,894
Loss on disposal of assets	391	133	1,219	823
FMV adjustment on preferred stock embedded derivative	-	-	-	2,258
Turnaround costs	4,171	1,130	29,235	9,953
Net loss on extinguishment of debt	-	20,259	113	10,259
Adjusted net income attributable to common stockholders, excluding Exchange Transaction and other adjustments	$71,568	$65,014	$266,053	$75,968
Denominator:
Adjusted weighted-average shares for basic net income per share and for adjusted net income per share, excluding Exchange Transaction (1)	78,224	86,507	84,753	49,963
Adjustment:
Unweighted shares, including unvested restricted stock subject to forfeiture	859	3,286	1,250	39,830
Outstanding shares, net of treasury, at period end for adjusted net income per share, excluding Exchange Transaction and other adjustments	79,083	89,793	86,003	89,793

Basic net income (loss) per common share	$0.84	$0.49	$2.72	$(4.40)

Adjusted net income per common share, excluding Exchange Transaction	$0.84	$0.49	$2.72	$0.87

Adjusted net income per common share, excluding Exchange Transaction and other adjustments	$0.90	$0.72	$3.09	$0.85

Adjusted Net Income and Adjusted EPS(1)
Adjusted net income attributable to common stockholders, excluding Exchange Transaction	$65,870	$42,009	$230,347	$43,247
Other adjustments	5,698	23,005	35,706	32,721
Adjusted net income	$71,568	$65,014	$266,053	$75,968

Adjusted net income per common share, excluding Exchange Transaction and other adjustments	$0.90	$0.72	$3.09	$0.85

(1)
Excludes the weighted-average shares of unvested restricted stock that are subject to forfeiture

Ammonia, AN, Nitric Acid, UAN Sales Price Reconciliation

The following table provides a reconciliation of total identified net sales as reported under GAAP in our consolidated financial statements reconciled to netback sales which is calculated as net sales less freight and other non-netback costs. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended December 31,
	2022	2021
	(In Thousands)
Ammonia, AN, Nitric Acid, UAN Net sales	$220,170	$178,140

Less freight and other	11,344	13,233

Ammonia, AN, Nitric Acid, UAN netback sales	$208,826	$164,907